Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-257440 on Form S-4 of our report dated May 7, 2021 (June 25, 2021 as to the effects of the immaterial restatement discussed in Note 1), relating to the financial statements of Rocket Lab USA, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche, LLP

Los Angeles, CA

July 13, 2021